EXHIBIT 99

COCA-COLA ENTERPRISES INC.	NEWS RELEASE
CONTACT:	Scott Anthony -- Investor Relations (770) 989-3105
Laura Asman -- Media Relations (770) 989-3023

FOR IMMEDIATE RELEASE

COCA-COLA ENTERPRISES INC.
PROVIDES FIRST-QUARTER 2002 UPDATE;
CONFIRMS PREVIOUS GUIDANCE FOR 2002

ATLANTA, March 26, 2002 -- In advance of a beverage conference presentation to analysts and investors, Coca-Cola Enterprises today provided a volume and earnings update for first quarter 2002. The Company announced it expects total volume growth of approximately 5 percent for first quarter 2002, with North American volume growth of more than 4 percent and volume growth in Europe of more than 6 percent. The Company also reaffirmed full-year 2002 earnings per share expectations of 80 cents to 85 cents.

"We have seen excellent volume growth through the first quarter of this year," said Lowry F. Kline, vice chairman and chief executive officer. "This growth, combined with opportunities for improved pricing in the remainder of 2002, leaves us confident about our full-year financial projections."

Coca-Cola Enterprises will webcast its presentation at the Credit Suisse First Boston Global Beverages Conference on Wednesday, March 27, 2002 at 10:50 a.m. ET. The public can access the live webcast through the Company's website at www.cokecce.com. A replay of the presentation will be available online through the Investor Relations section of the Company's website.

Coca-Cola Enterprises Inc. (NYSE: CCE) is the world's largest marketer,distributor, and producer of bottle and can liquid nonalcoholic refreshment. Coca-Cola Enterprises sells approximately 80 percent of The Coca-Cola Company's bottle and can volume in North America and is the sole licensed bottler for products of The Coca-Cola Company in Belgium, continental France, Great Britain, Luxembourg, Monaco, and the Netherlands.

Forward-Looking Statements

Included in this news release are several forward-looking management comments and other statements that reflect management's current outlook for future periods. As always, these expectations are based on the currently available competitive, financial, and economic data along with the Company's operating plans and are subject to future events and uncertainties. The forward-looking statements in this news release should be read in conjunction with the detailed cautionary statements found on page 48 of the Company's 2001 Annual Report.

# # #